CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement included in this Registration Statement (Form N-14) of BNY Mellon New York AMT-Free Municipal Bond Fund.

We also consent to the incorporation by reference of our report dated January 23, 2023, with respect to the financial statements and financial highlights of BNY Mellon New York AMT-Free Municipal Bond Fund for the fiscal year ended November 30, 2022 and our report dated July 21, 2023, with respect to the financial statements and financial highlights of BNY Mellon New York Tax Exempt Bond Fund, Inc. for the fiscal year ended May 31, 2023, which are included in the Annual Report to Shareholders (Form N-CSR), into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

November 15, 2023